Exhibit 10.1

AMENDMENT AGREEMENT

This Amendment Agreement (the “Agreement”), dated as of December 18, 2019, is entered into by and between China Xiangtai Food Co., Ltd., a Cayman Islands exempted company (the “Company”), and YA II PN, Ltd. (the “Buyer”), and amends a convertible debenture issued by the Company to the Buyer on November 22, 2019 (the “First Convertible Debenture”) pursuant to a Securities Purchase Agreement entered into between the Company and the Buyer on November 22, 2019 (the “Securities Purchase Agreement”).

BACKGROUND

(A)	Pursuant the Securities Purchase Agreement, the Company agreed to issue and sell to the Buyer, and the Buyer agreed to purchase from the Company, certain Convertible Debentures for an aggregate subscription amount of $5,000,000, on the terms and conditions set forth therein.

(B)	On November 22, 2019, the Buyer subscribed and paid for the First Convertible Debenture in the face principal amount of $2,000,000.

(C)	The parties now wish to enter into this Agreement in order to amend certain terms of the First Convertible Debenture set out in Section 1(c) and Section 3(c)(ii).

AGREED TERMS

1.	Definitions and interpretation

1.1       Capitalized terms not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement.

1.2       The definition of the terms “Convertible Debentures” as used in Securities Purchase Agreement shall be deemed to include the Convertible Debentures, as amended hereunder

2.	Amendment to the Convertible Debentures

2.1        Amendment of First Convertible Debenture. The First Convertible Debenture shall be amended and restated in its entirety in the Form attached to this Agreement as Exhibit A. For convenience, the amendments are set out below with deletions in strikethrough and additions in double underline:

(a)       Section 1(c) shall be revised as follows:

“(c) Monthly Payments. If, any time after the Debenture Issuance Date set forth above, and from time to time thereafter, the daily VWAP is less than the Floor Price for a period of ten (10) consecutive Trading Days (each such occurrence, a “Triggering Event”)~~, unless such Triggering Event is cured within 30 days of occurrence by reducing the Floor Price to a price that is at least 25% less than the average of the five daily VWAPs immediately prior to the effectiveness of such change~~, then the Company shall make monthly amortization payments beginning on the 30th day after the date of the Triggering Event. Each monthly payment shall be in an amount equal to the sum of (I) (i) the Principal Amount outstanding as of the Triggering Date divided by the number of such monthly payments until the Maturity Date, (ii) the Redemption Premium (as defined below) in respect of such Principal Amount, and (iii) accrued and unpaid interest hereunder as of each payment date less (II) the dollar amount of any conversions made since the later of (i) the Triggering Event and (ii) the last monthly amortization payment, if any, paid by the Company to the Holder. The obligation of the Company to make monthly payments hereunder shall cease if any time after the Triggering Event the daily VWAP is greater than the Floor Price for a period of ten (10) consecutive Trading Days, unless a subsequent Triggering Event occurs. The Company may, no more than twice, obtain a thirty (30) day deferral of a monthly payment due under this Section (1)(c) through the payment of a deferral fee in the amount equal to ten percent (10%) of the Principal amount of such monthly payment (each, a “Deferral Payment”). Each Deferral Payment may be paid at the option of the Company either in (i) cash or (ii) if the Conversion Price on the date of the payment is above the Floor Price and such shares issued will be immediately freely tradable shares in the hands of the Holder, by the issuance of such number of shares as is equal to the applicable Deferral Payment divided by a price per share equal to the Conversion Price ~~(i) if such shares issued will be immediately freely tradable shares in the hands of the Holder, 100% of the average of the daily VWAPs during the 10 consecutive Trading Days immediately preceding the due date in respect of such monthly payment begin deferred, and (ii) if such shares issued will be restricted securities, 93% of the average of the 4 lowest daily VWAPS during the 10 consecutive Trading Days immediately preceding the due date~~. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.”

(b)       Section 3(c)(ii) shall be revised as follows:

“(ii) Other Conversion Limitations. So long as no Event of Default has occurred (i) the Holder shall not effect any Conversions of this Debenture using the Variable Conversion Price prior to March 20, 2020, (ii) thereafter, the Holder shall not convert more than an aggregate of $500,000 of Principal amount of this Debenture and any Other Debenture held by the Holder or an affiliate of the Holder in any thirty (30) day period utilizing the Variable Conversion Price (subject to the Floor Price as set out in Section 1(c)). This limitation may be waived with the consent of the Company. No limit shall apply with respect to Conversions using the Fixed Conversion Price. “

2.2       Upon the issuance of the new first convertible debenture replacing the First Convertible Debenture, such new first convertible debenture shall be validly issued and no further action need be taken by the Buyer or the Company in connection with the return of the original First Convertible Debenture. For the avoidance of doubt, the Company acknowledges and agrees the holding period of the new first convertible debenture shall tack back to the holding period of the First Convertible Debenture which it replaces.

3.	Representations and warranties

3.1	Each party to this Agreement represents and warrants to the other as of the date of this Agreement that:

(a)       it has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

(b)       it has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and no further action is required by it, its Board of Directors or managers or its stockholders or members in connection therewith; and

(c)       the obligations assumed by it in this Agreement are legal, valid, and enforceable obligations binding on it in accordance with its terms.

3.2       The Company represents and warrants to the Buyer that any additional shares that may be issued as a result of this Agreement and the amendment of First Convertible Debenture and the Second Convertible Debenture have been duly authorized and, when issued in accordance with the terms of the respective Convertible Debentures, shall be validly issued and duly authorized.

4.	Counterparts and delivery

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.	Governing law

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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IN WITNESS WHEREOF, the Company and the Holder have caused this Supplement and Amendment Agreement to be signed by their duly authorized officers.

CHINA XIANGTAI FOOD CO., LTD.

By:	/s/ Zeshu Dai
	Name:	Zeshu Dai
	Title:	CEO and Chairwoman

YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:Yorkville Advisors Global II LLC
Its:General Partner

	By:	/s/ Matt Beckman
	Name:	Matt Beckman
	Title:	Member

Exhibit A

First Convertible Debenture, as Amended